Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as this “Agreement” or the “Employment Agreement”) is made as of the 30th day of March, 2016, between TRANS-LUX CORPORATION, a Delaware corporation (the “Company”), and ALBERTO SHAIO (the “Employee”).

WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Employee as the Chief Operating Officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.                  Employment Period.

The Company will employ the Employee, and the Employee will serve the Company, under the terms of this Agreement for an initial term of two (2) years (the “Initial Term”) commencing on March 30, 2016 (the “Effective Date”).  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 5 below.  The period of time between the commencement and the termination of the Employee’s employment (including the expiration of this Agreement) hereunder shall be referred to herein as the “Employment Period.”

2.                  Duties and Status.

2.1.            Position.  The Company hereby engages the Employee as its Chief Operating Officer (“COO”) on the terms and conditions set forth in this Agreement. In addition, during the Employment Period, the Company shall appoint or nominate for election, as applicable, the Employee as a director on the Company’s Board of Directors (the “Board”). During the Employment Period, the Employee shall assume management responsibility and authority over all operating functions of the Company.   During the Employment Period, the Employee shall report directly to the President and Chief Executive Officer. The Employee agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement and render his services exclusively to the Company.

2.2.            Standard of Care. The Employee agrees to carry out his duties hereunder in a reasonable, diligent, prudent and professional manner consistent with his fiduciary duties as an officer of the Company.

3.                  Compensation and Benefits.

3.1.            Salary. During the Employment Period, the Company shall pay to the Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $250,000 per annum (the “Base Salary”), payable in accordance with the normal payroll practices of the Company.

3.2.            Bonus.  The Company will award the Employee a bonus ("Annual Bonus") that reflects and rewards the contributions of the Employee to the Company business and success. An Annual Bonus in an amount determined by the Board of Directors of shall be paid yearly based on the Company achieving positive earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’). The Company’s auditors will determine EBITDA after taking into account all necessary provisions and the accrual of any and all bonuses, and excluding all extraordinary items.

3.3.         Benefits.  During the Employment Period, the Employee shall be entitled to participate in all of the employee benefit plans of the Company in effect during the Employment Period which are generally available to employees of the Company, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans.

3.4.          Vacation.  During the Employment Period, the Employee shall be entitled to twenty (20) days of paid vacation each year, to be granted in accordance with the Company’s vacation policy in effect from time to time.

3.5.            Business Expenses.  During the Employment Period, the Company shall promptly reimburse the Employee for all appropriately documented, reasonable out-of-pocket business expenses incurred by the Employee in the performance of his duties under this Agreement in accordance with Company policies. Without limiting the foregoing, the Company shall reimburse the Employee for all costs of membership in New York City’s Core Club, including, without limitation, the initiation fee, and the annual fees.

4.                  Termination of Employment.

4.1.            Termination Without Cause. The Company may terminate the Employee’s employment hereunder without Cause during the Employment Period in accordance with Section 8.

4.2.            Termination for Cause. The Company may terminate the Employee’s employment hereunder for Cause in accordance with Section 8. For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder if such termination shall be the result of:

(i)                 gross negligence or willful misconduct in connection with the Employee’s performance of material duties hereunder;

(ii)               a default in the performance of his material duties hereunder the willful failure or willful nonfeasance by the Employee to substantially perform his duties hereunder; provided that with respect to this clause (ii), the Company must first notify the Employee, in writing, stating with reasonable specificity, the grounds for Cause and, if curable, allow the Employee fifteen (15) days after the date of the Company’s notice to fully cure;

(iii)             willful conduct in bad faith against the best interests of the Company or any of its affiliates, which conduct has a material and adverse impact to the Company or any of its affiliates;

(iv)             a conviction with respect to a charge of commission of a felony or a crime of moral turpitude (but specifically excluding DUI or DWI); or

(v)               the commission of a material act of embezzlement or conversion of funds of the Company or its affiliates.

4.3.            Good Reason The Employee may voluntarily terminate his employment hereunder for any reason, including Good Reason in accordance with Section 8. For purposes of this Agreement, “Good Reason” shall mean:

(i)                 a material breach of this Agreement by the Company;

(ii)               a material adverse change to the Employee’s powers, authorities, and responsibilities without his consent;

(iii)             a Change in Control of the Company (as defined below); or

(iv)             the relocation of the Employee’s principal place of business outside the New York metropolitan area without his consent.

For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred if and when: (a) the Company’s stockholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (b) the Company’s stockholders approve a plan of complete liquidation of the Company; (c) the individuals who as the date hereof constitute the members of the Board and any new directors whose election by the Board, or whose nomination for election by the Board, shall have been approved by a vote of at least a majority of the Board then in office who either were directors at such date or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the Board; or (d) the Company consummates a sale or disposition of all or substantially all of the Company’s assets.

4.4.            Termination Upon Death or Disability. The Employment Period shall be terminated by the death of the Employee.  The Employment Period may be terminated by the Company if, in the reasonable judgment of the Board, the Employee shall be rendered incapable of performing his duties to the Company by reason of any physical or mental impairment that can be expected to result in death or permanent impairment or that can be expected to last for a period of either (i) three (3) or more consecutive months from the first date of the Employee’s absence due to the disability; or (ii) nine (9) months during any twelve (12) month period (a “Disability”).  If the Employment Period is terminated by reason of Disability of the Employee, the Company shall give thirty (30) days’ advance written notice to that effect to the Employee.

5.                  Compensation Upon Termination.

In consideration of the benefits set forth herein and the Employee’s compliance with the confidentiality and non-solicitation provisions set forth in Section 7, below, upon termination of the Employee’s employment with the Company, the Employee shall only be entitled to the following compensation:

5.1.            Without Cause and for Good Reason. In the event the Employee’s employment by the Company is terminated during the Employment Period as a result of (a) the Employee’s termination by the Company without Cause, or (b) the Employee’s voluntary resignation for Good Reason, then neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive:

(i)                 any unpaid Base Salary, Annual Bonus and other benefits earned through the Termination Date;

(ii)               within 2-1/2 months after the Termination Date, a lump sum payment as severance pay (“Severance”) in exchange for a release of liability by Employee equal to one (1) year of Base Salary;

(iii)             full vesting on any and all restricted stock, stock options and any other equity compensation awards, to the extent such awards have not yet vested as of the Termination Date; and

(iv)             reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof.

5.2.            Termination Due to Death.  In the event that the Employee’s employment with the Company is terminated on account of the Employee’s death, neither the Employee’s beneficiaries nor estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary, Annual Bonus and other benefits provided for in Section 3, earned through the Termination Date; (ii) full vesting on any and all restricted stock, stock options and any other equity compensation awards, to the extent such awards have not yet vested as of the Termination Date; and (iii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 above.

5.3.            Termination Due to Disability.  In the event that the Employee’s employment with the Company is terminated on account of the Employee’s Disability, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary, Annual Bonus and other benefits provided for in Section 3, earned through the Termination Date; (ii) full vesting on any and all restricted stock, stock options and any other equity compensation awards, to the extent such awards have not yet vested as of the Termination Date;  and (iii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 above.

5.4.           Other Termination Including For Cause or Resignation Without Good Reason.  In the event that the Employee’s employment with the Company is terminated during the Employment Period as a result of a voluntary resignation/termination by the Employee other than for Good Reason or by the Company for Cause, or if this Agreement expires by its terms, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid Base Salary, Annual Bonus and other benefits provided for in Section 3, earned through the Termination Date; and (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof.  No termination under this provision shall limit the Company’s rights under this Agreement at law or in equity.

5.5.            Withholding of Taxes.  All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

5.6.            Return of Records.  Upon any termination of employment, whether voluntary or involuntary, upon the expiration of the Employment Period, or upon the Company’s request at any time, the Employee shall immediately return to the Company all documents and other materials in any medium including but not limited to electronic, which relate in any way to the Company or its affiliates, including notebooks, correspondence, memos, drawings or diagrams, plans, records, physical files, computer files and databases, graphics and formulas, whether prepared by the Employee or by others and whether required by the Employee’s work or for his personal use, whether copies or originals, unless the Employee first obtains the Company’s written consent to keep such records.

6.                  Restrictive Covenants.

6.1.            Non-Disparagement.  During the Employment Period and at all times thereafter, neither the Company nor the Employee shall defame, disparage, make negative statements about or act in any manner that is intended to or does damage the goodwill, business or personal reputations of any of the Employee, on the one hand, and the Company and its affiliates, on the other, and their respective shareholders, members, partners, officers, directors, managers, and employees. This Section 7.1 shall not prohibit the Company or the Employee from responding to any government or administrative inquiries or otherwise cooperating with any governmental, administrative or judicial investigations.

6.2.            Confidentiality.  The Employee agrees that during his employment with the Company, the Employee will have access to confidential information and/or proprietary information about the Company and/or its clients, including, but not limited to, trade secrets, methods, models, passwords, login account information, access to computer files, financial information and records, forecasts, computer software programs, agreements and/or contracts between the Company and its respective clients, client contracts, prospective contracts, creative policies and ideas, public relations and public affairs campaigns, media materials, budgets, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, marketing and business strategies and financial or business projects, information about or received from clients and other companies with which the Company does business and information (personal, proprietary or otherwise) the Employee learned about any officer, director, shareholder of the Company or any affiliate.  The foregoing shall be collectively referred to as “Confidential Information.” Such Confidential Information is not readily available to the public and accordingly, the Employee agrees that, except as may be required by applicable law, the Employee will not at any time, whether during his employment with the Company or thereafter, disclose to anyone, (other than in furtherance of the business of the Company) any Confidential Information, or utilize such Confidential Information for the Employee’s own benefit, or for the benefit of third parties.

6.3.            Non-Solicitation.  The Employee agrees that during the Employment Period and for a period of one (1) year following the Termination Date (as defined below), the Employee shall not, directly or indirectly, individually or acting as an employee, owner, partner, investor, officer, director, independent contractor, supplier, consultant, principal, agent or otherwise of any person:

(i)                 recruit, solicit or induce, or attempt to induce, any employee or consultant of the Company, or anyone who was an employee or consultant during the twelve (12) month period prior to the Termination Date, to terminate their employment with, or otherwise cease their relationship with, the Company or any of its affiliates, provided that this paragraph shall not apply in the case that any employee or consultant of the Company responded to a general advertisement or became affiliated with Employee through other means not within Employee’s control;

(ii)               solicit, divert or take away, or attempt to divert or to take away any of the clients, customers or accounts, or creditors or suppliers, of the Company who have done business with the Company or its affiliates during the twenty-four (24) month period prior to the Termination Date.

6.4.            Enforcement.  The Employee acknowledges and agrees that the provisions of this Agreement, including Section 7, are reasonable and necessary for the successful operation of the Company. The Employee further acknowledges that if the Employee breaches any provision of this Agreement, including Section 7, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.

7.                  Method of Termination.

7.1.            Notice of Termination.  Employee and the Company shall deliver a Notice of Termination if either wishes to effect a termination of Employee’s employment. For purposes of this Agreement, a “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement, if any, relied upon and shall set forth a brief description of the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.  Any termination by the Company or by Employee of Employee’s employment shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, no termination of employment shall be effective without such Notice of Termination.

7.2.            Termination Date.  For purposes of this Agreement, “Termination Date” means in the case of Employee’s death, his date of death, or in all other cases, the date specified in the Notice of Termination, subject to the following:

(i)                 If Employee’s employment is terminated by the Company for Cause, or without Cause, the date of the Notice of Termination;

(ii)               If Employee’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination which shall be no earlier than the date Employee is determined to be Disabled as defined in Section 6.3;

(iii)             If Employee’s employment is terminated by Employee with or without Good Reason, the date specified in the Notice of Termination, which shall be thirty (30) days from the date the Notice of Termination is given to the Company; provided, however, that the Company may waive such thirty (30) days’ notice and deem such termination by Employee effective immediately;

(iv)             If Employee’s employment is terminated pursuant to non-renewal as set forth in Section 1, the Termination Date shall be the last day of the applicable term during the Employment Period, and other than the specified ninety (90) day advance notification set forth in Section 1, no further notice shall be required.

8.                  Tax Considerations.

                        The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. Each payment made to Employee pursuant to Section 6 shall be treated as a separate payment for purposes of Section 409A. Notwithstanding any provision to the contrary in this Agreement, to the extent that the Employee is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit will not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service” (as such term is defined under Section 409A, or (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

9.                  Representations.

Employee represents and warrants that the Employee is not subject to a contract or restrictive covenant that would preclude the Employee from performing under this Agreement as of the Effective Date.

10.              Indemnification.

                        The Company shall indemnify and hold harmless the Employee against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case, by reason of or relating to his being or having been an employee, officer, or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law.  Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such settlements are agreed to in advance in writing by the Company.  The foregoing indemnification obligation is independent of any similar obligation provided by the Company’s certificate of incorporation or by-laws, and shall apply with respect to any matters attributable to periods prior to the Effective Date, and to matters attributable to his employment under this Agreement, without regard to when asserted.

11.              Legal Fees.

                        Subject to the submission of supporting documentation, the Company shall reimburse the Employee for reasonable legal fees incurred in connection with the negotiation of this Agreement.

12.              Notices.

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Trans-Lux Corporation
445 Park Avenue, Suite 2001
New York, NY 10022
Attn: Chief Executive Officer
with a cc to: Corporate Counsel

If to Employee:	Alberto Shaio
At the address maintained from time to time in the Company’s files.

Each party may change its address by written notice in accordance with this Section 13.

13.              Governing Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

14.              Successors and Assigns.

At Company’s sole and absolute discretion, this Agreement may be binding upon Company’s successors and assigns and Company may require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession or assignment had taken place. The term “Company” as used herein includes such successors and assigns. The term “successors and assigns” as used herein means any person or entity that acquires all or substantially all of Company’s assets and business (including this Agreement) whether by operation of law or otherwise. This Agreement, with respect to Employee, is for personal services, and is therefore not assignable.

15.              Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

16.              Entire Agreement.

This Agreement and its exhibits constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TRANS-LUX CORPORATION

By:	/s/ J.M. Allain
Name: J.M. Allain
Title: Chief Executive Officer, President & Director

/s/ Alberto Shaio
Alberto Shaio